Exhibit (c)(iv)

Strictly confidential | © Macquarie Group Limited 1 Discu s s i on M a t er i als Project Epsilon J u ly 1 9 , 2024 PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS

Illustrative Sources & Uses Sensitivity Estimated ~$200 million of required revolver availability at closing assuming no rollover shareholders Source: Public Filings, Standard General. (1) As of April 26, 2024, per Bally's 10 - Q. (2) Standard General shares, estimated equity incentive plan vesting and illustrative fees, expenses taxes per Standard General sources and uses presentation received on July 15, 2024. (3) Estimated based on Gamesys shares held at time of Bally's acquisition and converted to Bally's shares at an exchange ratio of 0.343. Estimated "Offered Shareholders" S h ar e s i n m i lli o ns as o f Mar ch 31 , 202 4 Shares Basic Shares Outstanding (1) 40.5 Illustrative Sources & Uses Sensitivity at $18.25 Per Share Price $ i n m i lli o ns , e x ce p t p e r s h ar e dat a L e ss : S t a n da r d G e n e r al S h a r e s (2) L e ss : S inc lair W a r r a n t s L e ss : E qu ity In c e n t i v e P lan P lu s : E s ti m a t e d E IP V e s t in g (2) (10.6) (11.2) (1.6) 0.5 T ota l O ff e red Sha r eh o l de r s 30.5 30% 25% 20% 15% 10% 5% -- Percent of Offered Shareholders that Elect to Roll 11.2 S inclair W a r ra n ts 1.6 O ut s ta n d i ng Aw a r ds und e r E IP 21.3 22.9 24.4 25.9 27.4 28.9 30.5 Implied Shares Receiving Cash Consideration 0.1 Other Warrants and Contingent Shares 53.3 Fu l ly Di l uted Sha r es O utsta n d i ng 16% 5.0 No e l Ha y d e n 7% 2.1 A ndr e w Di x on 4% 1.3 R ob i n T ombs 2% 0.5 Micha e l M e e 1% 0.3 L e e F e nton 30% 9.1 Total K ey Epsil o n Sh areh o l de r s (3) S h ar e s i n m i lli o ns % of Sha r e s O ff e r e d SHs 9.1 7.6 6.1 4.6 3.0 1.5 -- Im p lied R o ll o ver S h ares $389 $417 $445 $473 $500 $528 $556 Total Cash Consideration to Shareholders @ $18.25 108 108 108 108 108 108 108 P lu s : Re f i na n c e d Ca s ino Q u ee n D e bt 34 34 34 34 34 34 34 P lu s : I l lu s tra t i v e Es ti m a t e d F e e s , Ex p e n s e s , T ax e s (2) $531 $559 $587 $615 $642 $670 $698 T otal Tr a n sa c ti o n Cash Uses (500) (500) (500) (500) (500) (500) (500) L ess : N e w Fir s t Li e n Se cur e d D e bt $31 $59 $87 $115 $142 $170 $198 Required Revolver Availability at Closing PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Strictly confidential | © Macquarie Group Limited 2

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